UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Craft Brewers Alliance, Inc.

(Name of Registrant as Specified In Its Charter)

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CRAFT BREWERS ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 1:00 p.m. Pacific Daylight Time on Friday, May 29, 2009

TO THE HOLDERS OF COMMON STOCK
OF CRAFT BREWERS ALLIANCE, INC.:

The Annual Meeting of Shareholders of Craft Brewers Alliance, Inc., a Washington corporation (the “Company”), will be held on Friday, May 29, 2009, at 1:00 p.m. Pacific Daylight Time, at the Portland, Oregon Brewery, located at 924 N. Russell Street, Portland, Oregon 97227, for the following purposes as more fully described in the accompanying Proxy Statement:

1. To elect seven directors to serve until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified;

2. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Craft Brewers Alliance, Inc. has fixed the close of business on April 6, 2009 as the record date for the meeting. Only shareholders of record of the Company’s common stock on April 6, 2009 are entitled to notice of and to vote at the meeting. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the board of directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Shareholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By order of the Board of Directors,

Kurt R. Widmer
Chairman of the Board

Portland, Oregon
April 28, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 29, 2009:
The Proxy Statement for the 2009 Annual Meeting of Shareholders and
2008 Annual Report to shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=95666&p=irol-proxy

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

CRAFT BREWERS ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227

PROXY STATEMENT
FOR 2009 ANNUAL MEETING OF SHAREHOLDERS
to be held on May 29, 2009 at 1:00 p.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board directors for use at an annual meeting of shareholders to be held on May 29, 2009, and any postponements or adjournments thereof.

On or about April 28, 2009, this proxy statement and the accompanying form of proxy are being mailed to each shareholder of record at the close of business on April 6, 2009.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of seven directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;

•	a proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

•	any other business that may properly come before the meeting.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 6, 2009, the record date, may vote at the meeting. As of the record date, we had 16,948,063 shares of common stock. In deciding all matters at the meeting other than the election of directors, each shareholder will be entitled to one vote for each share of common stock held on the record date. For the election of directors, cumulative voting applies, so the number of votes each shareholder will have will be equal to the number of shares held on the record date multiplied by seven, the number of directors to be elected. Each shareholder may cast all such votes for a single nominee, distribute them among the seven nominees for directors equally, or distribute them among the seven nominees in any other way the shareholder deems fit. If a shareholder voting by proxy wishes to distribute votes among the nominees for director, the shareholder may do so on the enclosed proxy card in the space provided. If votes are not distributed on the proxy card, the persons named as proxies will use their discretion to distribute such votes FOR each of the seven individuals nominated to serve as director.

Where is the 2009 Annual Meeting of Shareholders being held?

The 2009 Annual Meeting of Shareholders will be held at the Portland, Oregon Brewery, 924 North Russell Street, Portland, Oregon 97227 at 1:00 p.m. Pacific Daylight Time.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

•	FOR the election as directors of the nominees listed below under Proposal No. 1;

•	FOR the approval of the proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;

•	voting in person at the meeting; or

•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Washington state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How may I vote?

You may vote your shares by mail. Date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

How many votes are needed for approval of each matter?

The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of shareholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. See “Who is entitled to vote?” above for an explanation of cumulative voting in the election of directors.

Proposal No. 2 must be approved by the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon. Shareholder withholding, broker non-votes, and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries generally will have discretion to vote their customers’ shares in the election of directors and on the proposal to ratify the appointment of Moss Adams LLP.

BOARD OF DIRECTORS

The business of the Company is currently managed under the direction of the Board of Directors, which consists of the following seven directors: Kurt R. Widmer (Chair), Timothy P. Boyle, Andrew R. Goeler, Kevin R. Kelly, David R. Lord, John D. Rogers Jr. and Anthony J. Short.

The full Board of Directors met seven times, including three special meetings, during the Company’s fiscal year ended December 31, 2008. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he was a member during 2008. Directors are encouraged to attend the Annual Meeting of Shareholders. At the 2008 Annual Meeting, three incumbent directors were in attendance. The term for the other four current directors began after the 2008 Annual Meeting as these individuals became directors as a result of the July 1, 2008 merger (the “Merger”) of the Company with Widmer Brothers Brewing Company (“Widmer”) and were not directors or director nominees when the 2008 Annual Meeting was held.

Director Independence

The Company’s common stock is listed on The Nasdaq Stock Market and, accordingly, the Company is subject to the requirement in Nasdaq Marketplace Rule 5605(b)(1) that a majority of its directors be independent as defined in Marketplace Rule 5605(a)(2). Current nominees Messrs. Boyle, Kelly, Lord and Rogers are non-employee directors of the Company, do not have any relationship that would disqualify them as independent directors under Marketplace Rule 5605(a)(2) and, in the opinion of the Board of Directors, do not have any other relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Therefore, the Board of Directors believes that Messrs. Boyle, Kelly, Lord and Rogers are “independent directors” as defined in Marketplace Rule 5605(a)(2). The Board of Directors believes that Messrs. Goeler and Short, who are non-employee directors, have a relationship as Anheuser-Busch, Inc. (“A-B”) designees to the Board of Directors that precludes them from meeting the definition of “independent director” in Marketplace Rule 5605(a)(2). Mr. Widmer, as an employee director of the Company, does not meet the definition of “independent director” in Marketplace Rule 5605(a)(2). All independent directors meet in executive session, at which only independent directors are present, at least twice a year, in conjunction with a regularly scheduled board meeting.

Nominees for Director

The following seven individuals have been nominated for re-election at the meeting. Each of the nominees currently serves as a director of the Company.

Timothy P. Boyle (59) Mr. Boyle has served as a director since the Merger. He had served as a director of Widmer from May 1999 until July 1, 2008. Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle serves as a director on the boards of Columbia Sportswear Company, Northwest Natural Gas Company and Oregon Trout. He is a trustee of Reed College and the Youth Outdoor Legacy Fund and a past member of the Young Presidents’ Organization and the University of Oregon Foundation.

Andrew R. Goeler (52) Mr. Goeler has served as a director since the Merger. He had served as a director of Widmer from August 2005 until July 1, 2008. He currently serves as Vice President, Import, Craft and Specialty Group for A-B. Mr. Goeler has been employed by A-B since 1980. Since 1995, Mr. Goeler has held various positions in the Marketing Division at A-B, including heading up the Bud Light and Budweiser brands.

Mr. Goeler is one of two directors on the Company’s Board of Directors designated by A-B; see “Related Person Transactions — Transactions with A-B.”

Kevin R. Kelly (59) Mr. Kelly has served as a director since the Merger. He had served as a director of Widmer from September 1995 until July 1, 2008. He has been the Chief Executive Officer and owner of McCall Heating and Cooling, an oil sales and heating/cooling contractor since 1994. Prior to that, he was President of U.S. Bancorp, and held various roles with U.S. Bancorp and its subsidiaries from 1977, including Chief Executive Officer and President of U.S. Bank of Oregon. Mr. Kelly serves as a director on the boards of Northwest Bank and the Sisters of Providence Pension Trustees. Mr. Kelly earned a Ph.D. and a Master’s Degree in Economics from the University of Oregon after receiving a bachelor’s degree from Santa Clara University.

David R. Lord (60) Mr. Lord has served as a director since May 2003. Beginning in January 2009, Mr. Lord serves as the Vice Chairman of Pioneer Newspapers, Inc., having retired from the position of President, which he had held for the past 17 years. Pioneer Newspapers owns seven daily newspapers and nine weekly, semi-weekly and monthly publications in the western United States. Prior to joining Pioneer Newspapers, Mr. Lord had practiced law, both in private practice and as a criminal deputy prosecuting attorney. Mr. Lord currently serves as President of the PAGE Co-op board of directors, and as a director on the boards of Associated Press, the Newspaper Association of America and American Press Institute board of directors. He was also a past president and chairman of the Inland Press Association.

John D. Rogers Jr. (65) Mr. Rogers has served as a director since May 2004. He currently serves as Managing Partner of J4 Ranch LLC, an organic berry operation located in Skagit County, Washington. Prior to that, he served as President, Chief Executive Officer and director of Door to Door Storage, Inc. from June 2004 to June 2007. Mr. Rogers has also served in leadership roles at several manufacturing companies, including AWC, Inc., British Steel Alloys and Martin Marietta Aluminum. Mr. Rogers was appointed a Sloan Fellow at Massachusetts Institute of Technology’s Graduate School of Business, and graduated with a Masters of Science in Business Administration. Mr. Rogers earned a Master’s degree in Business Administration from Southern Methodist University after receiving a Bachelor’s degree from the University of Washington.

Anthony J. Short (50) Mr. Short has served as a director since May 2000. Mr. Short is Vice President, Business and Wholesaler Development at A-B and has held this position since September 2002. In this capacity, he is responsible for domestic business development and various initiatives involving A-B’s wholesaler sales and distribution system. Mr. Short also currently serves as President of Wholesaler Equity Development Corporation, a wholly-owned subsidiary of A-B. Mr. Short has been employed by A-B since 1986. Mr. Short had previously served as a director on the boards of Widmer and Craft Brands Alliance LLC (“Craft Brands”), a sales and marketing joint venture between the Company and Widmer. Mr. Short is one of two directors on the Company’s Board of Directors designated by A-B; see “Related Person Transactions — Transactions with A-B.”

Kurt R. Widmer (57) Mr. Widmer has served as the Chairman of the Board and Director since the Merger. Prior to that, he had served as President, Chief Executive Officer and Chairman of the Board for Widmer from 1984 until July 1, 2008. Mr. Widmer co-founded Widmer with his brother, Robert Widmer. He is a member of the board of directors and past president of the Oregon Brewers Guild.

Criteria for Director Nominees

The specific, minimum qualifications that the Nominating and Governance Committee believes must be met by a nominee for a position on the Company’s Board of Directors are:

•	The nominee must be of the highest ethical character;

•	The nominee must be able to read and understand financial statements;

•	The nominee must be over 21 years of age;

•	The nominee must not have any significant and material conflict, whether personal, financial or otherwise, presented by being a member of the Board;

•	The nominee must be able to meet regulatory approval; and

•	The nominee must have the time available to devote to Board activities.

The specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of the Company’s directors to possess are:

•	Nominees should have relevant expertise and experience, and be able to offer advice and guidance to the Company’s Chief Executive Officer based on that expertise and experience;

•	Nominees should possess any necessary independence or financial expertise;

•	Nominees should complement the skills, experience and background of other directors; in making determinations regarding nominations of directors, the Nominating and Governance Committee may take into account the benefits of diverse viewpoints; and

•	Nominees must be likely to have a constructive working relationship with other directors.

It is also the Company’s policy that directors retire from the Board effective at the Annual Meeting of Shareholders following their seventy-third birthday.

Shareholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider candidates for director recommended by any shareholder of the Company who is entitled to vote at the meeting. The committee will evaluate such recommendations in accordance with its charter, the bylaws of the Company and the regular nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. Eligible shareholders wishing to recommend a candidate for nomination should follow the procedures set forth in the Company’s Amended and Restated Bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. Shareholders should submit any recommendations for director nominees to the Company by December 28, 2009.

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Article II, Section 2.3.2 of the Company’s Amended and Restated Bylaws. Any eligible shareholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by shareholders, which are included in the excerpt from the Amended and Restated Bylaws attached as Appendix A to this Proxy Statement. Any nomination should be sent in writing to the Secretary, Craft Brewers Alliance, Inc., 929 N. Russell Street, Portland, OR 97227. Notice must be received by the Company by December 28, 2009.

Committees of the Board

The Board has standing Audit, Compensation, Nominating and Governance, and Strategic Planning Committees. Each of these committees is responsible to the full Board of Directors and its activities are therefore subject to Board approval. Pursuant to an exchange and recapitalization agreement between the Company and A-B, A-B has the right to have one of its designees observe each committee of the Board of Directors of the Company, as described more fully below under “Related Person Transactions — Transactions with A-B.” The activities of each of these committees are summarized in further detail below.

Audit Committee

The Audit Committee is responsible for the engagement of and approval of the services provided by the Company’s independent registered public accounting firm. The Audit Committee assists the Company’s Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other pertinent financial information provided by the Company to the public and the Securities and Exchange Commission (“SEC”), (ii) the Company’s systems of internal controls established by management and the Board, and (iii) the Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee is currently composed of Messrs. Kelly (Chair), Lord and Rogers, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2) and (c)(2). The Board has also determined that Mr. Kelly, an independent director, qualifies as an “audit committee financial expert” as defined by the SEC. Mr. Short, as A-B’s designee, currently observes the Audit Committee. The Audit Committee met six times during 2008. The Board of Directors has adopted a written charter for the Audit Committee. The charter is reviewed annually and revised as appropriate. A copy of the Audit Committee Charter is available on the Company’s website at www.craftbrewers.com (select Investor Relations — Governance — Highlights).

Compensation Committee

The Compensation Committee is responsible for establishing and approving corporate goals and objectives relevant to the Chief Executive Officer and other members of senior management compensation and evaluating the performance of the Chief Executive Officer and other members of senior management in light of those goals and objectives; the overall compensation policies applicable to the Company’s Chief Executive Officer and other members of senior management, which includes various Vice Presidents and the Chief Financial Officer; and annually reviewing and making recommendations to the Board with respect to director compensation and benefits. The Compensation Committee is also responsible for establishing the general policies applicable to the granting, vesting and other terms of stock options, restricted stock, restricted stock units, performance awards and stock appreciation rights and other stock-based awards granted to employees under the Company’s stock option and stock incentive plans, and for determining the number and terms of such grants made to the Company’s executive officers, among others. While the Compensation Committee has the authority to retain consultants and third-party advisors to advise the Compensation Committee, it did not do so in 2008, but has done so in previous years. The Compensation Committee has the ultimate authority to determine matters of compensation for the Company’s senior management; however, it may rely on recommendations from the Company’s Chief Executive Officer for matters of compensation involving other members of senior management and with respect to stock options and other stock grants to employees. Additional information on the Compensation Committee’s roles, policies and procedures is described in “Executive Compensation” set forth in this Proxy Statement.

The Compensation Committee is currently composed of Messrs. Lord (Chair), Boyle and Kelly, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Goeler, as A-B’s designee, currently observes the Compensation Committee. The Compensation Committee met six times during 2008. The Board has adopted a written charter for the Compensation Committee. A copy of the charter is available on the Company’s website at www.craftbrewers.com (select Investor Relations — Governance — Highlights).

Nominating and Governance Committee

The Nominating and Governance Committee reviews the structure of the Board of Diretors, its committee structure and overall size; recommends to the Board nominees for vacant Board positions; reviews and reports to the Board on the nominees to be included in the slate of directors, including any suggested by shareholders, for election at the Annual Meeting of shareholders; recommends directors for each Board committee; develops a plan of succession to be used in the event of the Chief Executive Officer’s resignation, disability, removal or death; develops and recommends to the Board a set of corporate governance principles applicable to the Company; and oversees the evaluation of the Board and the Chief Executive Officer.

The Nominating and Governance Committee is currently composed of Messrs. Boyle (Chair), Kelly, and Rogers each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2).

Mr. Goeler, as A-B’s designee, currently observes the Nominating and Governance Committee. The Nominating and Governance Committee met three times in 2008. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. The charter is reviewed annually and revised as appropriate. A copy of the charter is available on the Company’s website at www.craftbrewers.com (select Investor Relations — Governance — Highlights).

Strategic Planning Committee

The Strategic Planning Committee is responsible for advising Company management in the development of strategic plans; reviewing proposed capital and other significant expenditures proposed by management for consistency with the Company’s long term business objectives; and reviewing and recommending to the Board management proposals related to expansion, capital investment, acquisitions, partnerships, joint ventures or alliances, dispositions of capital assets, equity and debt financing, modifications of the existing capital structure and similar issues.

The Strategic Planning Committee currently is comprised of Messrs. Rogers (Chair), Boyle and Lord, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Short, as A-B’s designee, currently observes the Strategic Planning Committee. The Strategic Planning Committee met five times in 2008. The Board of Directors has adopted a written charter for the Strategic Planning Committee. The charter is reviewed annually and revised as appropriate. A copy of the charter is available on the Company’s website at www.craftbrewers.com (select Investor Relations — Governance — Highlights).

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each individual who served on the Company’s Board of Directors in 2008, other than individuals who were also executive officers of the Company.

Director Compensation for 2008

					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Timothy P. Boyle	$17,000	$—	$—	$—	$—	$—	$17,000
Andrew R. Goeler	10,000	—	—	—	—	—	10,000
Kevin R. Kelly	19,500	—	—	—	—	—	19,500
David R. Lord	32,500	4,902	—	—	—	2,623	40,025
John D. Rogers Jr.	33,000	4,902	—	—	—	2,623	40,525
Anthony J. Short	15,000	—	—	—	—	—	15,000
Kurt R. Widmer	112,500	—	—	—	—	4,577	117,077
Frank H. Clement	15,000	4,902	—	—	—	2,623	22,525
John W. Glick	5,000	—	—	—	—	—	5,000
Michael Loughran	17,500	4,902	—	—	—	2,623	25,025

(1)	Pursuant to the Merger, Messrs. Clement, Glick and Loughran resigned as directors of the Company, effective July 1, 2008.

(2)	Pursuant to the Merger, Messrs. Boyle, Goeler (as an A-B designated director), Kelly and Widmer were appointed to the board of directors to serve as the replacements for the resigning directors, effective July 1, 2008, to the date of the next shareholder meeting. Mr. Widmer was appointed as Chairman of the Board.

(3)	On June 24, 2008, Messrs. Lord, Rogers, Clement and Loughran were each granted 1,140 fully-vested shares of the Company’s common stock and a cash payment of $2,623. The fair value of each stock grant was computed in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123R, Share-Based Payment (“SFAS 123R”). See Note 11 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008. In accordance with the policy of their employer, none of the A-B designated directors, Messrs. Short, Glick or Goeler, received stock grants in 2008.

(4)	Pursuant to the Merger, Mr. Widmer joined the Company July 1, 2008. Prior to joining the Company, Mr. Widmer was employed by Widmer. All other compensation for Mr. Widmer in 2008 represents $4,577 in 401(k) employer matching contributions.

(5)	As of December 31, 2008, the aggregate number of options to purchase common stock held by Messrs. Lord and Rogers were 12,000 and 8,000, respectively. None of the other non-employee board members who were directors as of December 31, 2008 held any options as of that date.

Non-employee directors of the Company currently receive stock-based and cash compensation for their service on the board of directors. Each non-employee director, except for directors designated by A-B, receives an annual grant of 3,000 shares of the Company’s common stock upon election to the board of directors at the Annual Meeting of Shareholders. Each non-employee director is entitled to receive an annual cash retainer of $20,000, paid quarterly.

The Chair of the Audit Committee is entitled to receive additional annual compensation of $15,000, while each other member of the Audit Committee is entitled to receive additional annual compensation of $4,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to receive additional annual compensation of $10,000, while all other committee members are entitled to receive additional annual compensation of $2,000 for each committee position. Committee compensation is paid quarterly.

Material Terms of Mr. Widmer’s Employment Agreement.

Mr. Widmer and the Company entered into an employment agreement effective July 1, 2008, with an initial term ending July 31, 2010, under which the initial annual base salary is to be $225,000, paid in accordance with the Company’s normal payroll policies. Mr. Widmer’s base salary will be reviewed annually by the Compensation Committee. Upon the expiration of the initial period, if Mr. Widmer continues his employment with the Company, it will be as an at-will employee. Mr. Widmer will be entitled to participate in all of the Company’s employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Committee.

Under the employment agreement with Mr. Widmer, the Compensation Committee will establish annual performance goals for Mr. Widmer at the beginning of each fiscal year, based upon the Company’s financial performance, which if met, will entitle Mr. Widmer to a bonus, subject to review and approval by the Compensation Committee.

Severance and Change of Control Benefits

Under the Company’s employment agreement with Mr. Widmer, severance and change in control benefits are provided for under certain circumstances.

Severance Benefits

Severance benefits become payable to Mr. Widmer in the event that his employment is terminated by the Company for any reason other than “for cause” or if he tenders his resignation under “good reason” as discussed below.

Mr. Widmer will be entitled to severance benefits for the conditions discussed above for a period of time as follows:

(1) For a termination effective through July 31, 2010, a severance benefit equal to 24 months at his then current rate of base salary, paid to Mr. Widmer in a lump sum within two months of termination; except in the event of termination due to Mr. Widmer’s disability, in which case, Mr. Widmer will receive the severance benefits over 24 months. In the event Mr. Widmer dies within two years of receiving his first severance payment under disability benefit, the remainder of the unpaid severance benefits is to be paid in a lump sum.

(2) For a termination effective after July 31, 2010, as an at-will employee, Mr. Widmer will not be entitled to severance benefits.

For a termination that is eligible for severance benefits, Mr. Widmer will also be entitled to receive the same health benefits for 18 months that he had been receiving at the time of termination. All health and medical benefits payable under this provision will terminate, if while receiving such benefits, Mr. Widmer accepts employment with another employer who provides similar health benefits.

Under the employment agreement, “for cause” is defined as Mr. Widmer engaging in conduct which has substantially and adversely impaired the interests of the Company, or would be likely to do so if Mr. Widmer were to remain employed by the Company; has engaged in fraud, dishonesty or self-dealing relating to or arising out of his employment with the Company; has violated any criminal law relating to his employment or to the Company; has engaged in conduct which constitutes a material violation of a significant Company policy or the Company’s Code of Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or has repeatedly refused to obey lawful directions of the Company’s Board of Directors.

Under the employment agreement, “good reason” is defined as the occurrence of one or more of the following events without Mr. Widmer’s consent: (a) a material reduction in Mr. Widmer’s authority, duties, or responsibilities as defined; (b) the Company is declared bankrupt; or a receiver is appointed if the Company ceases business operations; or (c) the Company’s material breach of any provision of the agreement; provided, however, that “good reason” shall only be deemed to have occurred if after Mr. Widmer provides the Company with a written notice describing such circumstances, (i) the Company fails to cure the circumstances within 15 days following its receipt of a notice from Mr. Widmer of such circumstances and (ii) Mr. Widmer terminates his employment with the Company.

Change in Control Benefits

The agreement with Mr. Widmer continues even in the event of any change in control in the Company occurring on or before July 31, 2010; however, in the event of a change in control, Mr. Widmer may tender notice of his resignation with the Company upon notice within 30 days, and he shall receive severance benefits equal to 24 months in a lump sum payment, and 18 months of health and medical benefits at a commensurate level received by Mr. Widmer prior to his tendering of the notice.

A “Change in Control” of the Company is defined as the completion of any sale, transfer, merger or consolidation of Company with any other organization if the shareholders of Company before the transaction own less than fifty percent (50%) of the common stock of the organization after the transaction; or the sale or other disposition of all or substantially all of the assets of the Company.

Covenant Not to Compete

For the consideration received above, among others, Mr. Widmer and the Company entered into a separate agreement whereby Mr. Widmer agreed through July 1, 2013, not to engage, or permit or cause any of his affiliates to engage in the manufacturing, advertising, marketing, sale or distribution, whether for himself or for third parties, of any malt beverage, soda beverage or alcoholic beverage product, in North America not produced by the Company. Mr. Widmer also agreed through July 1, 2013 not to encourage any of the Company’s employees to leave its employment to join or enter into an employment or service agreement with a competitor, and to not solicit or encourage any of the Company’s customers or potential customers to limit, restrict or cease use of the Company’s products or services.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, which includes a review of the findings of the independent accountant during its examination of the Company’s financial statements. The Audit Committee has received the written disclosures and the letter from Moss Adams LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Moss Adams LLP its independence.

Based upon the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee has recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee has also recommended, subject to shareholder approval, the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009.

Respectfully Submitted,

Kevin Kelly (Chair)
David R. Lord
John D. Rogers, Jr.
Audit Committee Members

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 6, 2009, certain information regarding beneficial ownership of the Company’s common stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer, (d) by the named executive officers (as defined at “Executive Compensation — Compensation Objectives”) for the fiscal year ended December 31, 2008, other than the Chief Executive Officer, who were serving as executive officers at December 31, 2008, and (e) by all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the address for each listed director and officer is Craft Brewers Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Except where noted, percentage of beneficial ownership is based on 16,948,063 shares of common stock outstanding as of April 6, 2009.

	Number of Shares of	Percentage of
	Common Stock	Common Stock
Name and Address	Beneficially Owned(1)	Outstanding(1)

Busch Investment Corporation	6,069,047	35.8%
One Busch Place St. Louis, MO 63118
Kurt R. Widmer(2),(3)	1,969,881	11.6%
Robert P. Widmer(3),(4)	1,099,820	6.5%
Timothy P. Boyle(5)	454,660	2.7%
Andrew R. Goeler	—	—
Kevin R. Kelly	22,150	*
David R. Lord(6)	19,213	*
John D. Rogers, Jr.(7)	17,940	*
Anthony J. Short	—	—
Terry E. Michaelson	17,499	*
Mark D. Moreland	2,000	*
V. Sebastian Pastore	22,000	*
All executive officers and directors as a group (10 individuals)(8)	2,525,343	14.9%

*	Less than 1%

(1)	Includes shares of common stock subject to options currently exercisable or exercisable within 60 days of April 6, 2009. Shares subject to an option are not deemed outstanding for purposes of computing the percentage ownership of any person other than the person holding the option.

(2)	Includes 38,867 shares held by Mr. Widmer’s spouse.

(3)	Kurt R. Widmer and Robert P. Widmer are brothers. Robert P. Widmer holds the position of Vice President of Corporate Quality Assurance and Industry Relations with the Company. Messrs. Widmer acquired their shares of common stock in exchange for their Widmer shares in the Merger.

(4)	Includes 13,279 shares held by Mr. Widmer’s spouse.

(5)	Includes 1,818 shares held by Mr. Boyle’s spouse.

(6)	Includes 12,000 shares subject to options to purchase common stock currently exercisable.

(7)	Includes 8,000 shares subject to options to purchase common stock currently exercisable. Also includes 3,000 shares held by Mr. Roger’s spouse.

(8)	Includes 20,000 shares subject to options to purchase common stock currently exercisable.

RELATED PERSON TRANSACTIONS

Statement of Policy on Related Person Transactions

The Company has adopted a policy of not engaging in business transactions with its officers, directors, nominees for director, beneficial owners of more than 5% of its common stock and immediate family members or affiliates of the foregoing (each a “Related Person”) except upon terms that are deemed to be fair and reasonable by the Company’s Audit Committee. Nevertheless, the Company recognizes that there may be situations where such transactions with a Related Person may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. Therefore, the Company has adopted a Statement of Policy with respect to such related person transactions that guides the review and approval or ratification of these transactions by the Company.

Under the Statement of Policy, a “related person transaction” is a transaction between the Company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than transactions available to all employees generally and transactions involving less than $10,000 when aggregated with all similar transactions. The Audit Committee has been tasked with the review and approval of all related person transactions. The Audit Committee considers all relevant facts and circumstances available in making its determination as to a related person transaction, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity which is owned or controlled in substantial part by a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. A copy of the Company’s Statement of Policy with respect to related person transactions is available on the Company’s website at www.craftbrewers.com (select — Investor Relations — Governance — Highlights).

Certain Related Person Transactions

Transactions with A-B.  Since October 1994, the Company has benefited from a distribution relationship with A-B, pursuant to which the Company distributes its products in substantially all of its markets through A-B’s wholesale distribution network. In 2004, the Company executed three agreements, an exchange and recapitalization agreement (“Exchange Agreement”), a distribution agreement (“A-B Distribution Agreement”) and a registration rights agreement that collectively constitute the framework of its existing relationship with A-B. The terms of the Exchange Agreement, as amended, provided that the Company issue 1,808,243 shares of common stock to A-B in exchange for 1,289,872 shares of convertible redeemable Series B Preferred Stock held by A-B. The Series B Preferred Stock, then reflected on the Company’s balance sheet at approximately $16.3 million, was cancelled.

The Company executed an agreement to which A-B is a party effective July 1, 2008, modifying and amending the A-B Distribution Agreement, Exchange Agreement and registration rights agreement to reflect A-B’s consent to and effect of the Merger (“Consent and Amendment Agreement”). The Consent and Amendment Agreement extended the expiration date of the A-B Distribution Agreement to December 31, 2018 and modified, in part, the scope of the distribution area to include those regions that were previously covered under agreement between the Company and Craft Brands. The amended A-B Distribution Agreement provides for an automatic renewal for an additional ten-year period absent A-B providing written notice to the contrary on or prior to June 30, 2018.

Pursuant to the amended Exchange Agreement, A-B is entitled to designate two members of the Company’s Board of Directors. A-B also generally has the contractual right to have one of its designees observe each committee of the Board of Directors of the Company. Messrs. Goeler and Short are the A-B designated directors and are both currently employees of A-B. The amended Exchange Agreement also contains limitations on the Company’s ability to take certain actions without A-B’s prior consent, including but not limited to the Company’s ability to issue equity securities or acquire or sell assets or stock, amend its Articles of Incorporation or bylaws, grant board representation rights, enter into certain transactions with affiliates, distribute its products in the United States other than through A-B or as provided in the A-B Distribution Agreement, or voluntarily delist or terminate its listing on The Nasdaq Stock Market. Further, if the A-B Distribution Agreement is terminated, A-B has the right to solicit and negotiate offers from third parties to purchase all or substantially all of the assets or securities of the Company or to enter into a merger or consolidation transaction with the Company, and the right to cause the Board of Directors of the Company to consider any such offer.

The amended A-B Distribution Agreement provides for the distribution of Widmer-, Redhook-, and Kona-branded products in all states, territories and possessions of the United States, including the District of Columbia. Prior to the Merger, the A-B Distribution Agreement covered distribution in the Midwest and Eastern United States, with the Western United States being covered via the distribution agreement with Craft Brands. Under the amended A-B Distribution Agreement, the Company has granted A-B the first right to distribute the Company’s products, including products marketed by the Company under any agreements between Kona and the Company, and any new products. The Company is responsible for marketing its products to A-B’s distributors, as well as to retailers and consumers.

For the year ended December 31, 2008, sales to A-B through the amended A-B Distribution Agreement totaled $62.4 million, which represented 72.5% of the Company’s sales for the corresponding period.

For all sales made pursuant to the amended A-B Distribution Agreement, the Company pays A-B certain fees, described in further detail below. A Margin fee applies to all product sales (“Margin”), except for sales to the Company’s retail operations, pubs and restaurants, dock sales and for sales prior to the Merger, the Company’s sales made to Craft Brands, which paid a comparable fee on its resale of the product. The Company also pays an additional fee for any shipments that exceed shipment levels as established in the amended A-B Distribution Agreement (“Additional Margin”). For the year ended December 31, 2008, the Company paid a total of $3.1 million in fees related to Margin and Additional Margin.

Also included in the amended A-B Distribution Agreement are fees associated with administration and handling, including invoicing costs, staging costs, cooperage handling charges and inventory manager fees. These fees totaled approximately $205,000 for the year ended December 31, 2008.

In certain instances, the Company may ship its product to A-B wholesaler support centers rather than directly to the wholesaler. Wholesaler support centers consolidate small wholesaler orders for the Company’s products with orders of other A-B products prior to shipping to the wholesaler. A wholesaler support center fee for these shipments totaled $179,000 for the year ended December 31, 2008.

Under a separate agreement, the Company purchased certain materials, primarily bottles and other packaging materials, through A-B totaling $17.1 million in 2008. During 2008, the Company paid A-B amounts totaling $989,000 for media purchases and advertising services.

The Company entered into a purchase and sale agreement with A-B for the purchase of the Pacific Ridge brand, trademark and related intellectual property. In consideration, the Company agreed to pay A-B an annual royalty based upon the Company’s shipments of this brand, expiring in 2023. Royalties of $71,000 are reflected in cost of sales in the Company’s statement of operations for the year ended December 31, 2008.

In connection with the shipment of its draft products per the amended A-B Distribution Agreement, the Company collects refundable deposits on its kegs from A-B’s wholesalers. As these wholesalers generally hold an inventory of the Company’s kegs at their warehouse and in retail establishments, A-B assists in monitoring the inventory of kegs received by its wholesalers. The wholesaler pays a flat fee to the Company for each keg determined to be lost and also forfeits the deposit. For the year ended December 31, 2008, the Company reduced its brewery equipment by $770,000 for amounts received in lost keg fees and forfeited deposits.

Up to the date of the Merger, the Company periodically leased kegs from A-B pursuant to a separate agreement. Lease and handling fees of $40,000 are reflected in cost of sales for the year ended December 31, 2008.

As of December 31, 2008, net amounts due to A-B of $2.3 million were outstanding.

The Company believes that the benefits of the distribution arrangement with A-B, particularly the increased sales volume and efficiencies in delivery, state reporting and licensing, billing and collections, are significant to the Company’s business and in the best interests of its shareholders. The Company believes that these opportunities to access A-B distributors have benefited the Company by creating increased awareness of and demand for its products among A-B distributors. Recent developments in the relationship between A-B and its independent wholesalers have led to an increase in craft and specialty brewers with access to this channel, diminishing the benefit to the Company of this relationship.

Transactions with Widmer and Craft Brands.  On July 1, 2004, the Company entered into agreements with Widmer with respect to the operation of Craft Brands. Pursuant to these agreements, and through June 30, 2008, the Company manufactured and sold its product to Craft Brands at prices substantially below wholesale pricing levels; Craft Brands, in turn, advertised, marketed, sold and distributed the product to wholesale outlets in the western United States pursuant to a distribution agreement between Craft Brands and A-B.

In connection with the Merger, Craft Brands was also merged with and into the Company, effective July 1, 2008. All existing agreements, including all associated future commitments and obligations, between the Company and Craft Brands and between Craft Brands and Widmer terminated as a result of the merger of Craft Brands.

The Company sold and shipped Widmer Hefeweizen under several contracts with Widmer prior to the Merger. One of these contracts was a licensing arrangement under which the Company sold this product in the Midwest and Eastern United States. The licensed product was brewed at the New Hampshire Brewery under the supervision and direction of Widmer’s brewing staff to insure their brand quality and matching taste profile. The Company shipped 12,500 barrels of Widmer Hefeweizen during the year ended December 31, 2008. A licensing fee of $165,000 paid to Widmer is reflected in the Company’s statements of operations for the year ended December 31, 2008. The Company also brewed and shipped 31,000 barrels of Widmer draft and bottled product under a contract brewing arrangement with Widmer during the year ended December 31, 2008. The Company recognized contract brewing revenues of $3.0 million received from Widmer, which are reflected in the Company’s statement of operations for the year ended December 31, 2008. These arrangements, along with all other agreements between Widmer and the Company, terminated on the effective date of the Merger.

Transactions with Directors, Officers and Other Principal Shareholders of the Company.  As a result of the Merger, the Company assumed several lease contracts with lessors whose members include related persons to the Company. The Company leases its headquarters office and restaurant space located in Portland, Oregon from Smithson & McKay LLC, whose members include Mr. Widmer, Robert P. Widmer and Kristen Maier-Lenz, a sister to both Messrs. Widmer. The lease expires in 2034, with an extension at the Company’s option for two 10-year periods. The Company is responsible for taxes, insurance and maintenance associated with these leases. The Company paid lease rentals to Smithson & McKay LLC totaling $28,000 from the Merger until December 31, 2008. Rental payments under the lease are adjusted each year to reflect changes in the consumer price index (“CPI”). The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period. The Company holds a right to purchase these facilities at the greater of $2.0 million or the fair market value of the property as determined by a contractually established appraisal method. The right to purchase is not valid in the final year of the lease term or in each of the final years of the renewal terms, as applicable.

The Company leases its storage facilities and land located in Portland, Oregon, and certain equipment from Widmer Brothers LLC, whose members include Messrs. Widmer. The lease expires in 2017 with an extension at the Company’s option for two five-year periods. The Company is responsible for taxes, insurance and maintenance associated with these leases. The Company paid lease rentals to Widmer Brothers LLC totaling $27,000 from the Merger until December 31, 2008. Rental payments under the leases are adjusted each year to reflect increases in the CPI. The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period.

The Company and Robert P. Widmer (“Rob Widmer”) entered into an employment agreement employing him in the position of Vice President of Corporate Assurance and Industry Relations effective July 1, 2008, with an initial term ending July 31, 2010, under which the initial annual base salary is $185,000, paid in accordance with the Company’s normal payroll policies. Upon the expiration of the initial period, if Rob Widmer continues his employment with the Company, it will be as an at-will employee. While the annual base salaries, position and associated responsibilities differ, the terms of Rob Widmer’s employment agreement are similar to the terms of Kurt Widmer’s employment agreement. See “Material Terms of Mr. Widmer’s Employment Agreement” above for a discussion of the terms of the employment agreement.

Under the Company’s employment agreement with Rob Widmer, severance and change in control benefits are provided for under certain circumstances. The terms and circumstances under which the Company would pay Rob Widmer either severance or change in control benefits are similar to the terms and circumstances under which the Company would pay Kurt Widmer either severance or change in control benefits. See “Severance and Change of Control Benefits” above for a discussion of the terms and circumstances under which the Company would pay severance or change in control benefits.

For the consideration received above, among others, Rob Widmer and the Company entered into a separate agreement whereby Rob Widmer agreed not to compete or solicit under certain terms and conditions. The terms and conditions of this agreement are similar to the agreement that the Company entered into with Kurt Widmer. See “Covenant Not to Compete” above for a discussion of the terms and conditions of the non-compete agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock, file reports of ownership and changes of ownership with the SEC. Based solely on its review of the copies of such reports received by the Company and on written representations by the Company’s officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 2008, all filing requirements applicable to its officers and directors, and all of the persons known to the Company to own more than ten percent of its common stock, were complied with by such persons.

EXECUTIVE COMPENSATION

Compensation Overview

Introduction.  The Company currently qualifies as a “smaller reporting company” as such term is defined in Rule 405 under the Securities Act of 1933 and Item 10 of Regulation S-K. Accordingly, and in accordance with relevant SEC rules and guidance, the Company has elected, with respect to the disclosures required by Item 402 (Executive Compensation) of Regulation S-K, to comply with the disclosure requirements applicable to smaller reporting companies. The following Compensation Overview is not comparable to the “Compensation Discussion and Analysis” that is required of SEC reporting companies that are not smaller reporting companies.

This Compensation Overview section discusses the compensation programs and policies for the Company’s executive officers and the Compensation Committee’s role in the design and administration of these programs and policies in making specific compensation decisions for the Company’s executive officers.

The Compensation Committee is responsible for establishing and approving corporate goals and objectives for compensation payable to the Chief Executive Officer and other members of senior management and evaluating the performance of the Chief Executive Officer and other members of senior management in light of those goals and objectives, as well as the overall compensation policies applicable to the Company’s Chief Executive Officer and other members of senior management, which includes various Vice Presidents and the Chief Financial Officer. The Committee is also responsible for establishing the general policies applicable to the granting, vesting and other terms of stock options, restricted stock, restricted stock units, performance awards and stock appreciation rights and other stock-based awards granted to employees under the Company’s stock option and stock incentive plans, and for determining the number and terms of such grants made to the Company’s executive officers, among others.

The Compensation Committee has the ultimate authority to determine matters of compensation for the Company’s senior management; however, the Compensation Committee may rely on recommendations from the Company’s Chief Executive Officer for matters of compensation involving other executive officers and with respect to stock options and other stock grants to employees.

The Compensation Committee is composed entirely of independent directors. Mr. Goeler, as A-B’s designee, observes the Compensation Committee.

Compensation Objectives

The Compensation Committee’s responsibility is also to insure that the Company’s officer compensation programs are structured and implemented in a manner that attracts and retains the caliber of executives and other key employees required for the Company to compete in a highly competitive and dynamic business sector, while aligning management’s efforts with achieving targeted performance objectives and enhancing long-term shareholder value.

The Company’s executive compensation programs include four primary components:

•	Base salary. Base salary is the guaranteed element of an executive’s annual cash compensation. The level of base salary reflects the employee’s long-term performance, skill set and the market value of that skill set.

•	Bonuses. Performance-based bonus payments are intended to reward executives for achieving specific financial and operational goals.

•	Long-term incentive payments. Long term incentives, such as stock options, stock appreciation rights, restricted stock and equity-based performance awards, are intended to focus the executives on taking steps that they believe are necessary to ensure the Company’s long-term success, as reflected in increases to the Company’s stock price over a period of several years.

•	Severance payments. Severance payments are competitive measures intended to recruit and retain top quality executives, by offering executives compensation in the event their employment is involuntarily terminated without defined cause or by the employee as a result of actions by the Company constituting “good reason.”

These primary components and their amounts for each of the Company’s executives are intended to be fair in relation to compensation received by other executives at similarly sized public and private companies and to reward the Company’s executives for performance. Performance is measured by the attainment of financial, operational and/or strategic goals set by the Compensation Committee at the beginning of each fiscal year.

The following table sets forth information regarding compensation earned during the Company’s fiscal years ended December 31, 2008 and 2007 (a) by the Chief Executive Officer, including all such individuals who served in this capacity at any time during 2008, (b) by the two most highly compensated executive officers other than the Chief Executive Officer during 2008 who were serving as executive officers at December 31, 2008, and (c) by two executive officers who would have been included under (b) except that they were not serving as executive officers at December 31, 2008. The individuals included in the table will be collectively referred to as the “named executive officers.”

Summary Compensation Table

						Nonequity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
	Year	Salary	Bonus(1)	Awards(2)	Awards	Compensation(3)	Earnings	Compensation(4)	Total
Name and Principal Position(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Terry E. Michaelson,	2008	$94,059	$—	$—	$—	$—	$—	$3,388	$97,447
Chief Executive Officer(5)
David J. Mickelson,	2008	217,081	67,388	—	—	—	—	473,461	757,930
Co-Chief Executive Officer(6)	2007	199,243	5,000	35,000	—	12,500	—	38,046	289,789
Paul S. Shipman,	2008	187,982	55,085	—	—	—	—	423,642	666,709
Chief Executive Officer and	2007	267,800	10,000	70,000	—	25,000	—	56,892	429,692
Chairman of the Board(7)
Mark D. Moreland,	2008	100,000	20,000	—	—	—	—	4,800	124,800
Chief Financial Officer and Treasurer(8)
V. Sebastian Pastore,	2008	85,000	14,000	—	—	—	—	—	99,000
Vice President, Brewing
Operations and Technology(9)
Allen L. Triplett,	2008	93,167	—	—	—	—	—	366,841	460,008
Vice President, Brewing(10)	2007	171,990	—	—	—	—	—	18,069	190,059
Gerald C. Prial,	2008	122,275	28,600	—	—	—	—	280,664	431,539
Vice President, Sales and	2007	171,990	20,000	—	—	—	—	18,069	210,059
Eastern Operations(11)

(1)	Represents bonuses awarded at the discretion of the Compensation Committee, except for the bonuses awarded to Messrs. Moreland and Pastore. The bonuses awarded to Messrs. Moreland and Pastore were earned while in the employ of Widmer, but were assumed and paid by the Company subsequent to the Merger.

(2)	Represents compensation expense recognized in 2007 for financial reporting purposes under SFAS 123R. See Note 11 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008. Stock awards for 2007 were granted upon shareholder approval of the Stock Incentive Plan at the 2007 Annual Meeting of Shareholders, and represent awards for 2006 performance. No stock awards were granted in 2008.

(3)	Represents performance based incentive awards. Performance based incentive awards earned in a fiscal year are paid in the following fiscal year, after confirmation that performance goals were met.

(4)	Amounts shown for 2008 represent the following perquisites paid to certain officers: 401(k) employer matching contributions (“401(k) match”); car allowances; severance payments and accrued severance and health benefits; and payments of accumulated vested paid time off (“PTO”) and vested sick time. Amounts shown for 2007 represent the following perquisites paid to certain officers: a car allowance of $10,200 and 401(k) match for each officer employed by the Company at December 31, 2007. Also includes cash compensation of $37,692 and $18,846 paid to Messrs. Shipman and Mickelson, respectively, to approximate the federal income tax obligation resulting from the stock award.

(5)	Pursuant to the Merger, Mr. Michaelson joined the Company July 1, 2008 and was appointed as Co-Chief Executive Officer by the Board of Directors, a position he served until November 13, 2008, at which time he was appointed by the Board of Directors as the sole Chief Executive Officer. Prior to joining the Company, Mr. Michaelson was employed by Craft Brands. All other compensation for Mr. Michaelson in 2008 represents $3,388 in 401(k) match.

(6)	Effective July 1, 2008, Mr. Mickelson was appointed as Co-Chief Executive Officer by the Board of Directors, a position he served until November 13, 2008, at which time he stepped down as Co-Chief Executive Officer and resigned his employment with the Company effective December 31, 2008. All other compensation for Mr. Mickelson in 2008 includes $5,100 in car allowance, $8,088 in 401(k) match, $30,166 and $28,120 for payments for accumulated vested PTO and vested sick time, respectively, and 401,987 in accrued severance and health benefits.

(7)	In connection with the Merger, Mr. Shipman resigned his positions as Chief Executive Officer and Chairman of the Board, effective as of July 1, 2008. All other compensation for Mr. Shipman in 2008 includes $5,100 in car allowance, $9,544 in 401(k) match, $35,025 and $25,755 for payments for accumulated vested PTO and vested sick time, respectively, and $348,218 in accrued severance and health benefits. The accrued severance and health benefits were recorded in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, under which the obligation for these benefits is recognized over the expected service period for Mr. Shipman. See Note 2 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008.

(8)	Pursuant to the Merger, Mr. Moreland joined the Company July 1, 2008 as Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Moreland was employed by Widmer. All other compensation for Mr. Moreland in 2008 represents 401(k) match.

(9)	Pursuant to the Merger, Mr. Pastore joined the Company July 1, 2008 as Vice President of Brewing Operations and Technology. Prior to joining the Company, Mr. Pastore was employed by Widmer.

(10)	In connection with the Merger, Mr. Triplett stepped down from his position as Vice President, Brewing, effective as of February 29, 2008 and resigned his employment with the Company effective June 30, 2008. All other compensation for Mr. Triplett in 2008 includes $5,100 in car allowance, $3,727 in 401(k) match, and $329,667, $16,541 and $11,806 for payments for severance benefits, accumulated vested PTO and vested sick time, respectively.

(11)	In connection with the Merger, Mr. Prial stepped down from his position as Vice President, Sales and Eastern Operations, effective as of February 8, 2008 and resigned his employment with the Company effective August 31, 2008. All other compensation for Mr. Prial in 2008 includes $7,650 in car allowance, $4,871 in 401(k) match and $229,333, $16,424 and $22,386 for payments for severance benefits, accumulated vested PTO and vested sick time, respectively.

Narrative Disclosure to Summary Compensation Table

Material Terms of Named Executive Officers’ Employment Letter Agreements.

			Annual Target
		Initial	Cash Bonus	Duration of
		Annual Base	Opportunity	Severance
Named Executive Officer(1)	Date of Agreement	Salary(2)	(as percentage)	Period(3)

Terry E. Michaelson(4)	March 12, 2009	$215,000	50%	14 months
Mark D. Moreland	March 12, 2009	200,000	50%	6 months
V. Sebastian Pastore	March 12, 2009	170,000	30%	18 months

(1)	Includes only those named executive officers employed in executive positions with the Company as of December 31, 2008.

(2)	Increases are at the Compensation Committee’s sole discretion.

(3)	See the “Executive Compensation — Potential or Remaining Payments for Severance Benefits Pursuant to Employment Agreements” section of this proxy statement for a full description of these severance obligations.

(4)	Mr. Michaelson is to be paid by the Company a long-term bonus payable under a now terminated employment agreement Mr. Michaelson had with Craft Brands. The long-term bonus is payable in 2009, $39,515; 2010, $35,777 and 2011, $16,013.

Annual target cash bonus opportunities

Under the Company’s employment letter agreements with its executive officers, the Compensation Committee provided for annual target cash bonus opportunities subject to the achievement of a combination of corporate performance and individual performance goals.

The performance goals for each executive officer are based on the Company’s corporate performance as measured by earnings before interest, taxes, depreciation and amortization (“EBITDA”) as of December 31, 2009, and partly on individual goals unique to each of them. EBITDA will be calculated taking into account the potential bonuses as expense. The portion of the target bonuses based on attainment of individual performance goals ranges from 16% to 20% of the total bonus opportunity. The Compensation Committee will determine the extent to which performance goals have been satisfied following the end of 2009. Cash payments, if any, will be made as soon as practicable after the determination of the amount of the awards.

The business criteria on which individual performance goals are based include financial, strategic, and other goals for the Company and functional areas for which an executive has responsibility, as well as goals related to success in achieving specific tasks assigned to an individual executive. Goals for one or more of the Company’s executive officers include meeting specified budget targets, executing expense reduction plans, managing capital expenditures, successfully executing strategic initiatives, increasing product distribution, generating cash flow, and improving financial reporting processes.

Severance Benefits

Under the Company’s employment letter agreements with its executive officers, severance benefits become payable in the event the executive officer’s employment is involuntarily terminated without defined cause or by the employee as a result of actions by the Company constituting “good reason.”

Messrs. Michaelson, Pastore and Moreland will be entitled to severance benefits for the conditions discussed above for a period of time (“Severance Period”) as follows:

(1) For a termination effective after December 31, 2008, and before January 1, 2011, a Severance Period equal to the lesser of (a) one month for each full year of service accrued with the Company or (b) 24 months.

(2) For a termination effective on or after January 1, 2011, a Severance Period equal to, for Messrs. Michaelson and Pastore, 12 months; and for Mr. Moreland, the lesser of (a) two weeks for each full year of service accrued with the Company or (b) 12 months.

(3) In no event shall the Severance Period be less than 6 months.

Under the terms of the Company’s employment agreements with its named executive officers that had transferred from Widmer or Craft Brands, including Messrs. Michaelson, Pastore and Moreland, the severance benefit credited to the named executive officer includes the years of service with Widmer and/or Craft Brands as applicable.

Messrs. Michaelson, Pastore and Moreland will also be entitled to receive, for the lesser of the Severance Period or 18 months, the same health benefits being received by the named executive officer at the time of termination.

The remaining severance benefits payable to each of the named executive officers will terminate if the named executive officer accepts employment or associates with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or A-B as of the effective date of such employment or association. The remaining health and medical benefits payable to each of the named executive officers will terminate if the named executive officer accepts employment during the severance period with another employer who provides similar health benefits.

Under the employment letter agreements, “for cause” is defined as the named executive officer engaging in conduct which has substantially and adversely impaired the interests of the Company, or would be likely to do so if the named executive officer were to remain employed by the Company; has engaged in fraud, dishonesty or self-dealing relating to or arising out of his employment with the Company; has violated any criminal law relating to his employment or to the Company; has engaged in conduct which constitutes a material violation of a significant Company policy or the Company’s Code of Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or has repeatedly refused to obey lawful directions of the Company’s Board of Directors.

Under the employment letter agreements, “good reason” is defined as the occurrence of one or more of the following events without the named executive officer’s consent: (a) a material reduction in the named executive officer’s authority, duties, or responsibilities as defined; (b) a material reduction in the authority, duties, or responsibilities of the person or persons to whom the named executive officer reports (including, if applicable, a requirement that the named executive officer reports to a Company officer or employee instead of reporting directly to the Company’s Board of Directors); or (c) a relocation of the named executive officer’s principal office to a location that is more than 100 miles from Portland, Oregon; provided, however, that “good reason” shall only be deemed to have occurred if: (i) within 90 days after the initial existence of the circumstances constituting “good reason,” the named executive officer provides the Company with a written notice describing such circumstances, (ii) the Company fails to cure the circumstances within 30 days after the Company receives said notice, and (iii) the named executive officer terminates his employment with the Company and all the members of the Company’s controlled group within 90 days of the date of said notice.

Other Benefits

Under the Company’s employment letter agreements with its executive officers, the executive officer is entitled to participate in all of the Company’s employee benefit programs for which the executive officer is eligible, including the Company’s 401(k) plan.

Under the Company 401(k) plan, the executive officer’s contributions may be made on a before-tax basis, limited by IRS regulations. The Company matches the executive officer’s contribution up to 4% of eligible compensation; however, the Company’s match is on a discretionary basis. Eligibility for the matching contribution begins after the executive officer has been in the Company’s employment a minimum of three months. The Company’s matching contributions to the plan vest ratably over five years of service by the executive officer.

Potential and Remaining Payments Associated with Severance Benefits Pursuant to the Executives’ Employment Agreements

The following table quantifies for each named executive officer the estimated potential or remaining cash severance benefits and the continuation of medical and health benefits that would be provided, under the circumstances discussed in “Material Terms of the Named Executive Officers’ Employment Letter Agreements — Severance Benefits”, if such circumstances occurred as of December 31, 2008.

		Monthly	Potential or	Continuation of	Total
	Anniversary	Salary at	Remaining Cash	Medical/Health	Termination
Named Executive Officer	Date	12/31/08	Severance Benefit	Benefits(1)	Benefits

Potential Payments(2)
Terry E. Michaelson	Jan. 17	$17,917	$250,833	$22,060	$272,893
Mark D. Moreland(3)	Apr. 1	16,667	100,000	—	100,000
V. Sebastian Pastore(4)	Aug. 17	14,167	255,000	7,297	262,297
Remaining Payments(5)
David J. Mickelson	Not applicable		376,250	25,737	401,987
Paul S. Shipman	Not applicable		535,600	23,624	559,225
Allen L. Triplett	Not applicable		—	4,054	4,054
Gerald C. Prial	Not applicable		—	9,844	9,844

(1)	Based on COBRA premium rates in effect on December 31, 2008.

(2)	Under the terms of the Company’s employment letter agreements with its named executive officers that had transferred from Widmer or Craft Brands, the severance benefit credited to the named executive officer includes the years of service with Widmer and/or Craft Brands as applicable.

(3)	Mr. Moreland is not currently enrolled in the Company’s health plan such that no medical or health benefit would be payable under the employment letter agreement.

(4)	Mr. Pastore had a break in service with Widmer; however under his employment letter agreement, the severance benefit credited includes both tenures at Widmer.

(5)	As discussed in the Summary Compensation Table, each of these named executive officers has either terminated his employment with the Company or, in the case of Mr. Shipman, stepped down from his executive position with the Company. As a result, the severance, medical and health benefits have already been determined pursuant to each named executive officer’s employment agreement with the Company. During 2008, Messrs. Triplett and Prial received all of the severance benefit and a significant portion of the medical and health benefits due each of them.

The following table shows information concerning the number and value of unexercised options held by the named executive officers on December 31, 2008.

Outstanding Equity Awards at December 31, 2008

	Option Awards
			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option	Option
	Options	Options	Unexercised	Exercise	Expiration
	Exercisable	Unexercisable	Unearned Options	Price	Date
Name and Principal Position(1)(a)	(b)	(c)	(d)	(e)	(f)

David J. Mickelson,	29,500	—	—	$3.97	May 20, 2009
Co-Chief Executive Officer	76,500	—	—	$1.87	August 3, 2011
	27,500	—	—	$2.02	August 27, 2012
Paul S. Shipman,	49,250	—	—	$3.97	May 20, 2009
Chief Executive Officer and	76,500	—	—	$1.87	August 3, 2011
Chairman of the Board	30,000	—	—	$2.02	August 27, 2012
Gerald C. Prial,	19,750	—	—	$3.97	May 20, 2009
Vice President, Sales and Eastern Operations

(1)	Omits those named executive officers who did not hold any stock options as of December 31, 2008. Principal positions identified for the named executive officers are those positions held prior to such persons ceasing to be executive officers of the Company.

Option Exercises and Stock Vested.  Messrs. Triplett and Prial exercised 123,750 and 104,000 stock options, respectively, with an intrinsic value of $223,892 and $156,283, respectively, during the Company’s fiscal year ended December 31, 2008.

Material Tax Implications of the Company’s Compensation Policy

The Company is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a $1.0 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to each of the Chief Executive Officer and the four most highly compensated executive officers of the Company. Certain types of performance-based compensation that have received the required shareholder approval do not count against the deduction limit. The Compensation Committee has reviewed the impact of Section 162(m) on the Company and believes that it is unlikely that the compensation paid to any of the executive officers during the current fiscal year will be deemed to exceed the limit. Furthermore, the 2002 Stock Option Plan and the 2007 Stock Incentive Plan generally are designed to comply with the requirements of the performance-based compensation exception for the $1.0 million limit. The Compensation Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding any loss of tax deductions.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting, to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Timothy P. Boyle, Andrew R. Goeler, Kevin R. Kelly, David R. Lord, John D. Rogers Jr., Anthony J. Short and Kurt R. Widmer have been nominated by the Board of Directors for re-election at the Annual Meeting. All of the nominees are currently directors of the Company. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. Should any nominee be unable to serve, the persons named in the proxy may vote for any substitute designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

PROPOSAL NO.  2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Moss Adams LLP (“Moss Adams”), independent registered public accountants, to audit the Company’s financial statements for the fiscal year ending December 31, 2009.

At the Annual Meeting, the shareholders are being asked to ratify the appointment of Moss Adams as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Representatives of Moss Adams will be present at the Annual Meeting. The representatives of Moss Adams will have an opportunity to make statements and will be available to respond to appropriate questions from shareholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Moss Adams for professional services rendered with respect to fiscal years ended December 31, 2008 and 2007. 100% of these services were approved by the Audit Committee:

	2008	2007

Audit Fees(1)	$384,400	$176,574
Audit Related Fees(2)	36,464	2,000

	$420,864	$178,574

(1)	Audit fees include the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such years, update services rendered in conjunction with effective registration statements and services rendered in conjunction with the Form S-4, the prospectus/joint proxy statement associated with the Merger.

(2)	The 2008 fees relate to services rendered in conjunction with additional audit procedures required related to the Company’s accounting for the purchase of Widmer, ($14,400); consultation on accounting and financial reporting matters throughout 2008, ($17,104); and incidental costs incurred during the audit and reviews, ($4,960). The 2007 fees relate to services rendered in connection with the Company’s assessment and report on the effectiveness of its internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

Auditor Independence

In 2008, there were no other professional services provided by Moss Adams that would have required the Audit Committee of the Board of Directors to consider their compatibility with maintaining the independence of Moss Adams.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing and overseeing the work of the Company’s independent auditor. The Audit Committee has established the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent auditor:

Before engagement of the independent auditor for the next year’s audit, the independent auditor will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval.

•	Audit services. Audit services include work performed for the audit of the Company’s financial statements and the review of financial statements included in the Company’s Form 10-Q, as well as work that is normally provided by the independent auditor in connection with statutory and regulatory filings.

•	Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent auditor’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Before engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP.

OTHER MATTERS

The Company knows of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board of Directors, the non-management directors, or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: c/o Terry E. Michaelson, Craft Brewers Alliance, Inc., 929 N. Russell St., Portland, Oregon 97227. The envelope should indicate that it contains a shareholder communication. All such shareholder communications will be forwarded to the director or directors to whom the communications are addressed.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement prepared in connection with the Company’s 2010 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company’s principal executive offices, no later than December 28, 2009.

Proposals of shareholders that are not eligible for inclusion in the Proxy Statement and proxy for the Company’s 2010 Annual Meeting of Shareholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in the Company’s Amended and Restated Bylaws. Notice must be received by the Secretary of the Company by December 28, 2009. A copy of the pertinent provisions of the Bylaws is available upon request to Patrick R. Green, Craft Brewers Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227.

SOLICITATION OF PROXIES

The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or agents of the Company. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of the Company’s common stock for which they are record holders.

2008 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of the Company’s 2008 Annual Report, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC is being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy may obtain one without charge by mailing a request to Patrick R. Green, Craft Brewers Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CRAFT BREWERS ALLIANCE, INC.

April 28, 2009
Portland, Oregon

APPENDIX A

Excerpt from the Amended and Restated Bylaws

2.3.2  Nominations for Directors

(a) Nominations of candidates for election as directors at an annual meeting of shareholders may only be made (i) by, or at the direction of, the Board of Directors, or (ii) by any shareholder of the corporation who is entitled to vote at the meeting and who complies with the procedures set forth in the remainder of this Section 2.3.2.

(b) If a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the corporation (i) not less than one hundred twenty (120) days prior to the first anniversary of the date that the corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; (ii) a reasonable time before the corporation begins to print and mail its proxy materials if the date of this year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting; or (iii) not more than seven (7) days following the mailing to shareholders of the notice of annual meeting with respect to the current year’s annual meeting, if the corporation did not release a proxy statement to shareholders in connection with the previous year’s annual meeting, or if no annual meeting was held during such year.

(c) A shareholder’s notice to the Secretary under Section 2.3.2(b) shall set forth, as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number and class of shares of stock of the corporation that are beneficially owned on the date of such notice by such person, and (iv) if the corporation at such time has or at the time of the meeting will have any security registered pursuant to Section 12 of the Exchange Act, any other information relating to such person required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act, including but not limited to information required to be disclosed by Schedule 14A of Regulation 14A, and any other information that the shareholder would be required to file with the Securities and Exchange Commission in connection with the shareholder’s nomination of such person as a candidate for director or the shareholder’s opposition to any candidate for director nominated by, or at the direction of, the Board of Directors. In addition to the above information, a shareholder’s notice to the Secretary under Section 2.3.2(b) shall (A) set forth (i) the name and address, as they appear on the corporation’s books, of the shareholder and of any other shareholders that the shareholder knows or anticipates will support any candidate or candidates nominated by the shareholder and (ii) the number and class of shares of stock of the corporation that are beneficially owned on the date of such notice by the shareholder and by any such other shareholders and (B) be accompanied by a written statement, signed and acknowledged by each candidate nominated by the shareholder, that the candidate agrees to be so nominated and to serve as a director of the corporation if elected at the annual meeting.

(d) The Board of Directors, or a designated committee thereof, may reject any shareholder’s nomination of one or more candidates for election as directors if the nomination is not made pursuant to a shareholder’s notice timely given in accordance with the terms of Section 2.3.2(b). If the Board of Directors, or a designated committee thereof, determines that the information provided in a shareholder’s notice does not satisfy the requirements of Section 2.3.2(c) in any material respect, the Secretary of the corporation shall notify the shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five (5) days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of Section 2.3.2(c) in any material respect, then the Board of Directors or such committee may reject the shareholder’s notice.

A-1

(e) Notwithstanding the procedures set forth in Section 2.3.2(d), if a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, and neither the Board of Directors nor any committee thereof has made a prior determination of whether the shareholder has complied with the procedures set forth in this Section 2.3.2 in connection with such nomination, then the chairman of the annual meeting shall determine and declare at the annual meeting whether the shareholder has so complied. If the chairman determines that the shareholder has so complied, then the chairman shall so state and ballots shall be provided for use at the meeting with respect to such nomination. If the chairman determines that the shareholder has not so complied, then, unless the chairman, in his sole and absolute discretion, determines to waive such compliance, the chairman shall state that the shareholder has not so complied and the defective nomination shall be disregarded.

A-2

X Please mark your votes as indicated in this example FOR ALL WITHHOLD authority to vote for all nominees named below FOR AGAINST ABSTAIN The Board of Directors recommends a vote FOR all of the nominees named below and FOR Proposal No. 2, the ratification of the appointment of the Independent Registered Public Accounting Firm. ___FOLD AND DETACH HERE _ 1. ELECTION OF DIRECTORS Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Proposal No. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Nominees: To WITHHOLD AUTHORITY for any individual nominee, strike a line through the nominee’s name in the list above. If you wish to cumulate your votes for any individual nominee(s), write your instruction as to the number of votes cast for each in the space provided next to each nominee’s name above. The total votes cast must not exceed seven times the number of shares that you own. Mark Here for Address Change or Comments SEE REVERSE 01 Timothy P. Boyle 02 Andrew R. Goeler 03 Kevin R. Kelly 04 David R. Lord 05 John D. Rogers Jr. 06 Anthony J. Short 07 Kurt R. Widmer Please date, sign and mail your proxy card in the envelope provided as soon as possible. Proposal No. 1: Signature Date WITHHOLD authority to vote for nominees indicated below

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 CRAFT BREWERS ALLIANCE, INC. This Proxy is Solicited on Behalf of the Board of Directors The undersigned, having received the Notice of Annual Meeting of Shareholders of Craft Brewers Alliance, Inc. (“CBAI”), and the related proxy statement dated April 28, 2009, hereby appoints Terry E. Michaelson and Mark D. Moreland, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to vote all shares of common stock of CBAI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of CBAI to be held on May 29, 2009, at 1:00 p.m., local time, at CBAI’s Portland, Oregon Brewery at 924 N Russell Street, Portland, OR 97227-1734, and at any and all postponements, continuations and adjournments thereof, such proxies being instructed to vote upon and in respect of the following matters and in accordance with the following instructions, and to vote in their discretion on any other matters presented at the meeting or any postponements, continuations or adjournments thereof. If specific instructions are indicated on the reverse, this proxy, when properly executed, will be voted in accordance with those instructions. If specific instructions are not indicated on the reverse, this proxy will be voted: • FOR the election as directors of all nominees named on the reverse side • FOR the ratification of the appointment of Moss Adams LLP as CBAI’s independent registered public accounting firm for the fiscal year ending December 31, 2009. ___FOLD AND DETACH HERE _ Address Change/Comments (Mark the corresponding box on the reverse side) You can now access your Craft Brewers Alliance, Inc. account online. Access your Craft Brewers Alliance, Inc. shareholder account online via Investor ServiceDirect® (ISD). The transfer agent for Craft Brewers Alliance, Inc. now makes it easy and convenient to get current information on your shareholder account. · View account status • Make address changes · View certificate history • Obtain a duplicate 1099 tax form · View book-entry information • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. (Continued and to be marked, dated and signed, on the other side) PROXY